Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-276068, No. 333-276068-01 and No. 333-276068-02) and in the Registration Statements on Form S-8 (No. 333-262396, No. 333-272192 and No. 333-292109) of Shell plc of our reports dated March 11, 2026, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Shell plc, included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
London, United Kingdom
March 11, 2026